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                                     EXHIBIT 3

                        SECTION 6.1 OF THE COMPANY'S BY-LAWS


                                LIABILITIES COVERED.


     The Corporation   (i)  shall indemnify, to the fullest extent permitted by
law, any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), by reason of the fact that such person is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, in the manner set forth by the General Corporate Law of the State of Delaware, as from time to time in effect, ...


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